Exhibit 99.1
WYNDHAM WORLDWIDE REITERATES SECOND QUARTER AND FULL YEAR GUIDANCE
Company to Report Second Quarter 2009 Earnings on July 29, 2009

PARSIPPANY, NJ (June 19, 2009) — Wyndham Worldwide (NYSE:WYN) today reiterated adjusted EPS guidance for the second quarter of 2009 of $0.36 — $0.41 and adjusted EBITDA guidance for the full year of 2009 of $760 — $810 million.
The company will discuss its second quarter 2009 financial results at 8:30 a.m. EDT on Wednesday, July 29, 2009. The company expects to release its second quarter 2009 results to the financial community earlier that morning.
Listeners can access the webcast live through the company’s website at www.wyndhamworldwide.com/investors/. The conference call also may be accessed by dialing (800) 369-1781 and providing the pass code “Wyndham.” Listeners are urged to call at least 10 minutes prior to the scheduled start time. An archive of this webcast will be available at the website for approximately 90 days beginning at 12:00 p.m. EDT on July 29, 2009. A telephone replay will be available at (800) 229-6292 beginning at 12:00 p.m. EDT on July 29, 2009, until 5:00 p.m. EDT on September 15, 2009; callers must provide the pass code “147852.”
Guidance excludes the impact of special items including legacy items and restructuring costs.  It is not practicable to provide a reconciliation of forecasted adjusted EBITDA and EPS to the most directly comparable GAAP measures because certain items cannot be reasonably estimated or predicted at this time. Any such items could be significant to our financial results.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 7,000 franchised hotels and approximately 588,500 hotel rooms worldwide. Group RCI offers its 3.8 million members access to more than 73,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 150 vacation ownership resorts serving over 830,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,500 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
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Investor contact:	Press contact:
Margo C. Happer	Sandra Kelder
SVP, Investor Relations	SVP, Corporate Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-8142
Margo.Happer@wyndhamworldwide.com	Sandra.Kelder@wyndhamworldwide.com